Following are three additional proxy soliciting materials supplementing the Notice of Special Meeting of Share Owners and Proxy Statement and proxy which was filed with the Commission on February 12, 1997:

First Document:

Merger Summary
Talking Points         Not For Distribution
__________________________________________________________________________

Merger Announced
On September 16, 1996, Ohio Edison and Centerior Energy announced an agreement to merge under a new holding company called FirstEnergy Corp. Both companies anticipate completing all steps required for the merger by the end of 1997.

Rate Plan Approved
The proposed merger passed a significant milestone on January 30, 1997, when the Public Utilities Commission of Ohio approved a new regulatory plan that will reduce the electric bills of Cleveland Electric Illuminating and Toledo Edison customers. The key components:

  Base rate freeze through 2005, followed by an immediate $310 million base rate reduction.
  Interim rate reductions for certain commercial customers.
  Interim residential rate reductions for residential customers--$3/month beginning 6 months after the merger, increasing to $4/month on July 1, 2000 and to $5/month July 1, 2001 through the year 2005.
  $75 million economic development loan/lease program.
  Earnings caps that would enable customers to share in any additional benefits of the merger.
  $2 billion aggregate reduction in regulatory assets through 2005.
This plan goes into effect when the merger is completed.

Approvals to Date
  Public Utilities Commission of Ohio approval of the regulatory plan. Securities and Exchange Commission (SEC) approval of proxy materials for special share owners meetings being held March 27, 1997.

Approvals Pending
  The affirmative vote of 2/3 of Ohio Edison common shares and a majority of Centerior common shares.
  Federal Energy Regulatory Commission approval of the merger.
  Nuclear Regulatory Commission approval of the transfer of control of nuclear facility operators licenses.
  Satisfaction of the informational and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act.
  SEC approval of the merger under the Public Utilities Holding Company
Act.

Benefit Summary
Both investors and customers will benefit from the merger. As a larger, stronger company, FirstEnergy will be better positioned to compete under any future industry structure.

  Earnings and cash flow growth expected to start in the first year of merger.
  Increased size to better compete.
  Savings of approximately $1 billion expected over 10 years.
  Increased control of generating plant assets to maximize operating efficiency.
  Lower capital costs.
  Natural alliance of contiguous service areas to enhance customer service and prospects for off-system sales and future growth.
  Operating companies to reduce their exposure to regulatory assets by an additional $2 billion by 2006.

Profile: Ohio Edison System
The Ohio Edison System consists of Ohio Edison Company and its subsidiary, Pennsylvania Power Company.
  Headquarters: Akron, Ohio.
  953,000 Ohio Edison customers over 7,500 square miles in northeastern and central Ohio.
  143,000 Penn Power customers within 1,500 square miles in western
Pennsylvania.

Profile: Centerior Energy
Centerior originated in 1986 with the affiliation of The Cleveland Electric Illuminating Company and the Toledo Edison Company.
  Combined service to more than 1 million customers over 4,200 square miles in northern Ohio.
  Headquarters: Independence, Ohio.

Profile: FirstEnergy
First Energy will be the nation's 11th largest investor-owned electric system based on annual sales of 64 billion kilowatt-hours.
  2.1 million customers.
  13,200 square mile service territory in northern/central Ohio and western Pennsylvania.
  Headquarters: Akron, Ohio.

Additional Web Site Information Available http://www.ohioedison.com http://www.centerior.com







Second Document:

QUESTIONS AND ANSWERS
ABOUT THE OHIO EDISON/CENTERIOR MERGER


Q.	What are shareowners being asked to vote on?

A.	We are asking them to vote on a merger between Ohio Edison Company and Centerior Energy Corporation which would result in the formation of a new company called FirstEnergy Corp.

Q.	Why should share owners vote for the merger?

A.	Our merger means that share owners will have a stake in one of the nation's largest electric utility systems under a new holding company, FirstEnergy. They will own a larger company with more resources to meet the challenges of a changing electric utility industry. We believe that the alliance will enhance the long-term value of their investment in ways that otherwise would not be possible. Our two companies have adjoining service areas, and we already share ownership in many of our major generating plants.
Together, we believe we can increase revenues and cash flow, eliminate duplicative costs, maximize efficiencies, reduce debt and capital expenditures and increase management flexibility. In determining whether to vote for the merger, however, they should also carefully consider the matters discussed in the "Risk Factors" section of the Proxy Statement mailed in February.

Q.	What is the position of the Ohio Edison and Centerior Boards of
Directors?

A.	Our Boards of Directors have unanimously approved the plan to merge and recommend that share owners also vote in favor of the merger.

Q.	How many shares will share owners get?

A.	Ohio Edison share owners will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock they own.

	Example: If a share owner currently own 100 shares of Ohio Edison common stock, he or she will receive 100 shares of FirstEnergy common stock.

	Centerior share owners will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior common stock they own.
FirstEnergy will not issue fractional shares, although share owners may still own fractional shares in FirstEnergy's dividend reinvestment plan, which will replace our existing plans. Each
Centerior share owner who would otherwise receive a fractional share of FirstEnergy common stock will instead receive cash based on the market value of the fractional share after trading in FirstEnergy common stock begins on the New York Stock Exchange.

	Example: If a share owner currently owns 100 shares of Centerior common stock, after the merger the share owner will be entitled to receive 52 shares of FirstEnergy common stock and a check for the market value of the .5 fractional share in exchange for his or her Centerior common stock.

Q.	What happens to share owners' future dividends?

A.	Before the merger, we expect no changes in our dividend policies, although the merger agreement permits Ohio Edison to increase its annual dividend from the current level of $1.50 to a maximum of $1.60 per share. Before the merger is completed, the Boards of Directors of both companies will coordinate dividend payment dates so that all shareholders receive dividends on the same day. Because the Boards are changing their companies' usual dividend payment dates, the amounts of the dividends will be prorated to reflect the change.

	After the merger, we expect the initial annual dividend of FirstEnergy to be the same as Ohio Edison's annual dividend rate at that time, although the actual dividend will be determined by the FirstEnergy Board of Directors. An annual rate of $1.50 per share of FirstEnergy common stock would provide former Ohio Edison share owners with the same amount of cash as they are currently receiving and former Centerior shareholders with almost the same amount of cash that they are currently receiving.

	Example: If a share owner currently holds 100 shares of Ohio Edison common stock, he or she will hold 100 shares of FirstEnergy common stock after the merger. This means that after the merger we anticipate that the share owner will receive at least $150 (that is, $1.50 x 100) of annual dividends, which is the same amount the share owner is currently receiving on his or her Ohio Edison common stock.

	Example: If a share owner currently holds 100 shares of Centerior common stock, he or she will hold 52 shares of FirstEnergy common stock after the merger. At the current Centerior annual dividend rate of $.80 per share, the share owner is receiving $80 in dividends annually. After the merger, we anticipate that the share owner will receive $1.50 in annual dividends for each share of FirstEnergy common stock that he or she holds. This equates to $78 annually (that is, $1.50 x 52).

Q.	What will happen to the shares in Dividend Reinvestment Accounts?

A.	Once the merger has been completed, whole and fractional shares within the plan will be converted into FirstEnergy shares in the FirstEnergy dividend reinvestment plan in the same ratios described above.

Q.	What are the federal tax consequences to share owners ?

A.	For Ohio Edison share owners, we expect that the exchange of shares will be tax-free for federal income tax purposes.

	For Centerior share owners, we expect that the exchange of shares will be tax-free, except for taxes on cash received for fractional shares. Centerior share owners will recognize a gain or loss for such cash equal to the difference between the amount of such cash and the tax basis in such fractional share.

Q.	What do share owners need to do now?

A.	Just mail a signed, dated proxy card as soon as possible.  That way, their shares will be represented at the special meetings, which will be held on March 27, 1997, for both Ohio Edison and Centerior. The
Boards of Directors of both Ohio Edison and Centerior unanimously recommend voting in favor of the merger.

Q.	If shares are in a share owner's broker's name, will the broker vote the shares for the share owner?

A.	A broker will vote the shares only if the share owner provides written instructions on how to vote. Absent such instructions, the shares held in what is called "street name" will not be voted. Therefore, we urge share owners to instruct their brokers in writing to vote their shares for the merger. To ensure that brokers receive the instructions, we would suggest that share owners send them by fax or by certified mail, return receipt requested, and that they also call their brokers to make sure their instructions were received.

Q.	How many votes are needed to approve the merger?

A.	To approve the merger:

  Ohio Edison needs approval from the holders of at least two-thirds of its outstanding shares of common stock; and

  Centerior needs approval from the holders of at least a majority of its outstanding shares of common stock.

Q.	What will happen if a share owner doesn't vote?

A.	If a share owner doesn't vote, it is, in effect, a vote against the merger.  Abstentions are also considered votes against the merger.
If a share owner signs and returns his or her proxy card without marking his or her choice, the share owner's shares will be voted for the merger.

Q.	Should share owners send in their stock certificates now?

A.	No.  After the merger is completed, we will send them written instructions for exchanging their stock certificates for certificates representing FirstEnergy common stock.

Q.	Will FirstEnergy shares be listed on a stock exchange?

A.	Yes.  We intend to apply for listing on the New York Stock Exchange of the shares of FirstEnergy common stock to be issued in connection with the merger.

Q.	When do you expect the merger to be completed?

A.	We are trying to complete the merger as quickly as possible.
However, circumstances over which we have no control, such as share owner and regulatory approval, could affect the completion date.




Third Document:


EMPLOYEE BULLETIN BOARD POSTER



TEXT:		A larger company gives us more control over our future.


GRAPHIC:	Map of service territory of FirstEnergy Corp. utilizing an
		outline of the State of Ohio and a portion of the Commonwealth of Pennsylvania.

TEXT:		Support the merger.